SECURITIES AND EXCHANGE COMMISSION



                               Washington, D.C. 20549







                                       FORM 8-K


                                    CURRENT REPORT



Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
1934


Date of Report (Date of earliest event reported):  June 26, 1995




                               Richfood Holdings, Inc.

          (Exact name of registrant as specified in its charter)


Virginia                        1-16900        54-1438602

(State or other jurisdiction  (Commission    (IRS Employer
of incorporation)             File Number)  Identification No.)



8258 Richfood Road, Mechanicsville, Virginia 23111
(Address of principal executive offices)     (Zip Code)

Registrant's telephone number, including area code (804) 746-6000

Item 5.  Other Events

     On June 26, 1995, Richfood Holdings, Inc. ("Richfood") and Super Rite Corporation ("Super Rite") entered into an
Agreement and Plan of Reorganization (the "Agreement") pursuant to which Richfood will acquire Super Rite through a tax-free merger (the "Merger"). The following summary of the transaction is qualified in its entirety by reference to the Agreement, a copy of which is filed herewith and incorporated herein by reference.

     Under the terms of the Agreement, Richfood will issue 1.0205 shares (the "Exchange Ratio") of its common stock, without par value ("Richfood Common Stock"), for each share of Super
Rite common stock, no par value, stated value $.01 per share ("Super Rite Common Stock"), representing a value of $22.00 per Super Rite share, based upon Richfood's average stock price for the 30 trading days prior to June 26, 1995. Approximately
9.6 million shares of Super Rite Common Stock were outstanding at March 4, 1995. When the Merger is complete, former Super Rite shareholders will hold approximately 31% of the total outstanding Richfood Common Stock. The transaction will be accounted for as a pooling ofinterests and is currently expected to be completed before the end of calendar 1995.

     The transaction has been approved by the boards of directors of both companies, but remains subject to regulatory approvals, approval by the shareholders of both Richfood and Super Rite and other customary closing conditions, including the receipt of opinions from investment bankers for each party (which opinions shall be dated as of a date no earlier than three business days prior to the date of the joint proxy statement/prospectus to be mailed to the shareholders of Richfood and Super Rite in connection with their consideration of the transaction) that the Exchange Ratio is fair, from a financial point of view, to their respective shareholders. Prior to their approval of the transaction, the boards of directors of Richfood and Super Rite received opinions from their respective investment bankers, subject to customary assumptions, to the effect that the Exchange Ratio was fair, from a financial point of view, to the shareholders of the respective companies as of the date of the Agreement. The Merger is further subject to the condition that the last sale price of Richfood Common Stock as reported on The Nasdaq National Market for the last full trading day prior to the effective time of the Merger is not less than $18.33.

     Either party may terminate the Agreement under certain circumstances, including if the Merger has not been consummated on or before December 31, 1995. In addition, Super Rite may terminate the Agreement if it receives from a third party a bona fide proposal with respect to the acquisition of all of the outstanding Super Rite Common Stock, or all or substantially all of Super Rite's assets, that the Super Rite board of directors believes is more favorable than the Merger and Richfood does not match that proposal (a "Superior Proposal"). In the event of a termination by Super Rite to pursue a Superior Proposal, or if Richfood terminates the Agreement in certain other limited circumstances, Super Rite would be required to pay to Richfood a termination fee of $7.5 million.

     Super Rite has postponed indefinitely its 1995 annual meeting of shareholders, which previously had been scheduled for July 12, 1995, and instead will hold a special meeting to consider the Merger. That special meeting is expected to be held in September 1995 on a date to be scheduled. Richfood's shareholders will have the opportunity to approve the transactions contemplated in the Agreement at the Company's
1995 annual meeting, which will be held on the same day as the Super Rite special meeting.

     Richfood has received the agreement of persons owning approximately 51% of the outstanding shares of Super Rite Common Stock to vote all shares of Super Rite Common Stock over which they exercise voting control for approval of the Agreement and the Merger, unless the board of directors of Super Rite recommends a Superior Proposal or otherwise, in the exercise of its fiduciary duties upon the advice of counsel, withdraws, amends or modifies in any manner adverse to Richfood its favorable recommendation of the Merger. Such vote would be sufficient to approve the Agreement and the Merger without any action by any other shareholder of Super Rite.

     After the Merger is completed, Super Rite will operate as a separate, wholly owned subsidiary of Richfood. The combined company is expected to have annual net sales in excess of $3.0 billion, based on the most recent fiscal year results for Richfood and Super Rite. The combined company will serve over 1,700 retail grocery stores throughout the Mid-Atlantic market area.


Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

       (c)     Exhibits

       Exhibit 2.1            Agreement and Plan of
                              Reorganization, dated as of June
                              26, 1995, by and between Richfood
                              Holdings, Inc. and Super Rite
                              Corporation.

                           SIGNATURE


       Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                             RICHFOOD HOLDINGS, INC.
                                 (Registrant)


Date:  July 12, 1995         By: /s/ John E. Stokely
                                 John E. Stokely
                                 President and Chief Operating
                                 Officer

                                 EXHIBIT INDEX


Exhibit Number and Description


       2.1 Agreement and Plan of Reorganization, dated as of June 26, 1995, by and between Richfood Holdings,
               Inc. and Super Rite Corporation.